Exhibit 99.1
Essential Properties Realty Trust, Inc. Announces Quarterly Dividend of $0.295 per Share for the First Quarter of 2025

March 10, 2025

PRINCETON, N.J.—(BUSINESS WIRE)— Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.295 per share of common stock for the first quarter of 2025. This represents an annualized dividend of $1.18 per share of common stock. The dividend is payable on April 11, 2025, to stockholders of record as of the close of business on March 31, 2025.

About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of December 31, 2024, the Company’s portfolio consisted of 2,104 freestanding net lease properties with a weighted average lease term of 14.0 years and a weighted average rent coverage ratio of 3.5x. In addition, as of December 31, 2024, the Company’s portfolio was 99.7% leased to 413 tenants operating 592 different concepts in 16 industries across 49 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Robert W. Salisbury, CFA
Senior Vice President, Head of Corporate Finance & Strategy
609-436-0619
investors@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.